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                                                                     EXHIBIT 8.1




                        [Letterhead of Clifford Chance]



                                                         June 15, 1998



Terra Nova Insurance (UK) Holdings plc
Terra Nova House
Mincing Lane
London EC3R 7AP (the "ISSUER")

Dear Sirs:

          We are rendering this opinion to you in connection with an exchange offer registration statement (on Forms S-4 and F-4) which has been filed with the Securities and Exchange Commission ("SEC") on 29 May 1998 (the "REGISTRATION STATEMENT") which relates to an offer to exchange up to US$100 million aggregate principal amount of its issued and outstanding 7% Senior Notes due 2008 (the "OLD NOTES") for an identical principal amount of 7% Senior Notes due 2008 (the "EXCHANGE NOTES"). The Exchange Notes were constituted by an indenture dated 18 May 1998 (the "INDENTURE") between The Chase Manhattan Bank, as Trustee, the Issuer and Terra Nova (Bermuda) Holdings Ltd.

          We have examined copies of:

          (a) the Memorandum and Articles of Association of the Issuer confirmed by the secretary of the Issuer as being those now in force;

          (b) copy resolutions of the board of directors of the Issuer passed on 15 April 1998;

          (c) a draft dated 1 May 1998 of the Indenture; and

          (d) a copy of the Registration Statement and a draft of the prospectus (the "PROSPECTUS") dated 15 June 1998 the final form of which is to be issued shortly in respect of the Exchange Notes.
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          Our opinion is confined solely to the tax laws of the United Kingdom and the practice of the United Kingdom Inland Revenue as in force at the date of this opinion and is confined to the matters discussed herein.

          We have also assumed that:

          (i) the Memorandum and Articles of Association of the Issuer, Terra Nova, Octavian and Terra Nova Capital which we have examined are those now in force;

          (ii) the amount of interest and Additional Amounts payable on the Senior Notes neither exceeds a reasonable commercial return on the nominal amount of the capital nor falls to be determined to any extent by reference to the results of, or any part of, a business or to the value of any property;

          (iii) the Senior Notes carry a right on repayment to an amount which does not exceed the nominal value of the capital (or if it does, such amount is reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital issued in the Official List of The London Stock Exchange);

          (iv) the Senior Notes do not carry a right (exercisable now or later) of conversion into shares or other securities, or to the acquisition of shares or other securities, including loan capital of the same description;

          (v) any transfer of, or agreement to transfer, the rights of a holder of Senior Notes in respect of Senior Notes held in a clearing system does not amount to the transfer of, or an agreement to transfer, either

              (a)  an interest in such Notes; or

              (b) rights against such clearing system;

in each case falling short of full ownership of the relevant Senior Notes. Whilst this point is not entirely free from doubt, we are not aware of the United Kingdom Inland Revenue seeking to charge stamp duty or stamp duty reserve tax on the basis that the legal position was as set out in (a) or (b) above. Moreover certain published correspondence with the Inland Revenue suggests that the Inland Revenue consider that this would not be a basis on which tax could be charged.

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OPINION

          On the basis of the foregoing, we are of the opinion that the discussion of tax matters set forth under the headings "Certain Tax Considerations - Certain UK, US and Bermuda Tax Considerations" and "Certain Tax Considerations - Certain Tax Consequences of the Exchange Offer - United Kingdom" and "Certain Tax Considerations - Taxation of US Holders of the Senior Notes - United Kingdom" in the Prospectus, insofar as such discussions relate to the tax laws of the United Kingdom, fairly summarise (albeit that they do not provide a complete analysis of) the tax laws of the United Kingdom (subject to the qualifications and assumptions set forth in such discussion).

          This opinion shall be construed in accordance with English law. We express no opinion as to any agreement, instrument or other document other than as specified in this letter. We hereby consent to the filing of this opinion with the SEC with and as part of the Registration Statement and to the use of our name therein and in the Prospectus contained in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the United States.

          The above consent is given on the basis that our name is not used in any subsequent Registration Statement (or the Prospectus contained in it) except in an amendment or supplement to such Registration Statement, including post-effective amendments.

          This opinion is given solely for the purposes of filing the Registration Statement and for the information of the persons to whom it is addressed and may not be relied upon for any other purpose or by any other person.

                              Yours faithfully


                              /s/ Clifford Chance
                              CLIFFORD CHANCE

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